Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-128898) pertaining to the WebMD Health Corp. 2005 Long-Term Incentive Plan,

(2) Registration Statement (Form S-8 No. 333-145329) pertaining to the WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo, and

(3) Registration Statement (Form S-8 No. 333-153187) pertaining to the WebMD Health Corp. 2005 Long-Term Incentive Plan;

of our report dated February 26, 2009, except for Note 3 as to which the date is June 29, 2009, with respect to the consolidated financial statements and schedule of WebMD Health Corp., included in this filing on Form 8-K.

/s/  Ernst & Young LLP

New York, New York
June 29, 2009